Exhibit 99.1

FIRST AMENDMENT

TO THE

PAYCOM SOFTWARE, INC.

2023 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE PAYCOM SOFTWARE, INC. 2023 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of August 4, 2025, is made and entered into by Paycom Software, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time; and

WHEREAS, the Board desires to amend the Plan to clarify that an Authorized Officer (as defined in the Plan) has the authority to designate Contractors (as defined in the Plan) as recipients of Awards (as defined in the Plan) under the Plan and to determine the number of shares of Common Stock subject to such Awards to Contractors.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan, effective as of the date hereof, as follows:

1. Section 3.2(b) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 3.2(b):

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its sole discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees or Contractors as eligible persons to whom Awards will be granted under the Plan (provided that, no Awards of Incentive Stock Options may be granted to Contractors), and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula or other method by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate such officer as a recipient of any Award.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

PAYCOM SOFTWARE, INC.

By: /s/ Robert D. Foster

Name: Robert D. Foster

Title: Chief Financial Officer and Treasurer

Signature Page to the First Amendment to the

Paycom Software, Inc. 2023 Long-Term Incentive Plan